EXHIBIT 14


                           [CARVER BANCORP INC. LOGO]


                                       and



                       [CARVER FEDERAL SAVINGS BANK LOGO]


                                 Code of Ethics




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Table of Contents

Table of Contents.....................................................2

CODE OF ETHICS........................................................3
   Foreword...........................................................3
   The Code of Ethics.................................................4
     Confidentiality..................................................4
     Self-Interest....................................................4
     Lending..........................................................6
     Holding Office/Appointments......................................7
     Internal Accounting Controls.....................................8
     Internet and Email Usage.........................................8
     Trading in Company Stock.........................................9
     Trading in the Stock of Bank Customers, Suppliers, or Vendors....9
     Compliance......................................................10
     Supervision.....................................................10
     Administration..................................................10

   CODE OF ETHICS ACKNOWLEDGMENT

   FREQUENTLY ASKED CODE OF ETHICS QUESTIONS


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CODE OF ETHICS

     To achieve its potential as a top-tier financial services company, Carver Bancorp, Inc. (the "Company"), Carver Federal Savings Bank ("Carver Federal") and all associated affiliates (collectively referred to as the "Bank") must attract and retain quality employees dedicated to the performance of their duties in a highly ethical and moral fashion.

Foreword

     The Bank has established this Code of Ethics to protect the reputation and integrity of the Bank and its directors, officers and employees, and to assist its directors, officers and employees in following uniform standards of ethical conduct.

     The Code of Ethics is intended to govern the actions and working relationships of Bank directors, officers and employees with current or potential customers, consumers, fellow employees, competitors, suppliers, government representatives, the media, and anyone else with whom the Bank has contact. In these relationships, directors, officers and employees must observe the highest standards of ethical conduct. The success of the Bank as a provider of banking and other financial services is built upon the trust and confidential relationships maintained between the Bank and its customers; therefore, each director, officer and employee is expected in all business matters to place the Bank's interest above his or her own self-interest.

     This Code of Ethics reaffirms and clarifies the Bank's basic policy that conflicts of interest, or the appearance of conflicts of interest, must always be resolved in keeping with the policies of the Bank. It is the Bank's policy that a director, officer or employee maintain no position or interest, financial or otherwise, which (1) could conflict with the performance of their duties and responsibilities to the Bank, (2) affects or could affect their independence or judgment concerning transactions between the Bank and its customers, suppliers, or others with whom the Bank competes or has existing or pending or potential business relationships, or
     (3) otherwise reflects negatively on the Bank (each a "Conflict of Interest").

     Employees must resolve any doubt as to the meaning of the Code of Ethics in favor of good, ethical judgment. It is each employee's responsibility to avoid even an appearance of impropriety.

     Implicit in the Code of Ethics is the Bank's policy that the Bank, its directors, and its employees comply with the law. The law prescribes a minimum standard of conduct; the Code of Ethics prescribes conduct that often exceeds the legal standard. Any request made of an employee by any supervisor carries with it, whether or not articulated, the caveat that the employee is to comply with the request only to the extent he or she can do so while complying both with the law and this Code of Ethics.

     This Code of Ethics supersedes and replaces all previously published Bank Code of Ethics, including that adopted during March 2004.


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The Code of Ethics

     The following principles apply to all directors, officers and employees of the Bank:

     CONFIDENTIALITY

     Nonpublic  information  regarding  the Bank or its  businesses,  directors, officers, employees, customers, suppliers, or consumers is confidential ("Confidential Information"), and, except for job duties at the Bank and where permissible under the Bank's Privacy Policy or required by law, employees may neither disclose Confidential Information nor use it for trading in securities or for other personal gain during or after employment.

     Confidential Information should be guarded to ensure that unauthorized personnel, including customers and other employees of the Bank, cannot gain access. Appropriate methods of guarding Confidential Information include holding verbal conversations away from unauthorized personnel and the locking away of documentation containing Confidential Information. Any sharing of Confidential Information either verbally or in writing could result in lawsuits or regulatory sanctions against the institution, its employees and customers and could severely damage the reputation of the Bank.

     Public communication involving the Bank must have prior clearance from the President or the President's designee.

     SELF-INTEREST

     Directors, officers and employees are prohibited from:

        1.    Accepting employment or engaging in a business (including
              consulting  and  similar   arrangements   or   arrangements   with
              competitors) that may conflict with the performance of their duties or the Bank's interest.

        2. Hiring relatives if the employee will have direct supervisory responsibility or control over compensation decisions.

        3. Soliciting or demanding, or accepting or agreeing to accept (except as provided below), anything of value from any person in conjunction with the performance of their duties at the Bank.

        4. Accepting personal fees, commissions, other compensation paid, or expenses paid or reimbursed from others, not in the usual course of the Bank's business, in connection with any business or transaction involving the Bank.

        5. Acting on behalf of the Bank in any transaction involving others with whom they or their immediate families have any significant direct or indirect financial interest.

        6. Borrowing money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

        7. Purchasing property, whether real, personal, or intangible, from the Bank without the approval of the Board of Directors or the Board's designee unless the Bank makes a general offer of extraneous property to employees on a non-discriminatory basis.

        8. Purchasing property obtained by the Bank through repossession or foreclosure, including the sale of such property to any member of an individual's family.

        9. Making any political contribution of money or other property on behalf of the Bank that would violate federal or state law.

        10.   Engaging in excessive speculation, borrowing, or gambling.

        11. Permitting Bank property (including data transmitted or stored electronically, products and services developed by the Bank, and
              computer   resources)   to  be  damaged,   lost,  or  used  in  an
              unauthorized manner.

        12. Providing Bank customers with legal, tax or investment advice or recommending attorneys, accountants, securities dealers, insurance agents, brokers, real estate agents, or other service providers if the recommending employee receives a personal reciprocal benefit for the referral from the service provider.

        13. Engaging or investing in any business that directly or indirectly competes with services provided by the Bank or any subsidiary of the Bank, except where such an investment represents insignificant ownership in a publicly traded company. The making of any investment is subject to Section A of this Code of Ethics.

        14. Using Confidential Information for personal benefit or disclosing such information to others outside of job duties.

        15.   Misusing the Bank's electronic message  communications system.

        16.   Doing any of the above actions indirectly through another person.

A director, officer or employee may accept normal business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose. Gifts of nominal value may be accepted from present or prospective customers, suppliers, or vendors with whom a director, officer, or employee maintains an actual or potential business relationship, but generally must not exceed, in the aggregate, $200 in value from any one individual/entity in any one calendar year unless approval is obtained from the employee's immediate supervisor, in the case of an employee, or from the Chairman of the Finance and Audit Committee of the Board of Directors, in the case of a director, and the Code of Ethics Officer. Discounts and price reductions not generally available to others are considered gifts. Directors, officers and employees may not accept cash gifts in any amount and must report any such attempted gift to the Chairman of the Finance and Audit Committee or their immediate supervisor as the case may be. Further, directors, officers and employees are expressly prohibited from soliciting, demanding or accepting anything of value with the intent to be influenced or rewarded in connection with any business transaction or relationship involving the Bank. The term "gift" does not include any discounts or programs that are available to all employees under a general offer that has been approved by the Bank's Human Resource Department.

Reasonable entertainment may be engaged in between an employee and present or prospective customers, suppliers or vendors. However, the value of such entertainment may not exceed, in the aggregate, $200 per calendar year unless the customer, supplier, or vendor is present. For purposes of this Code of Ethics, "reasonable entertainment" means entertainment, the purpose of which is to hold bona fide business discussions, and for which the expense would be paid by the Bank as a reasonable business expense if the Bank had paid the expense itself.

If there is any question about the propriety or reasonableness of any entertainment, such as when the host will not be present, the employee should secure the approval of the employee's immediate supervisor and the Code of Ethics Officer. Approval by the employee's immediate supervisor and the Code of Ethics Officer is also required for any entertainment in excess of $200 in value if the customer, supplier or vendor is not present or for any gift in excess of $200 in value. Prior approval is required for all out-of-town sporting or other social events even if the customer, vendor, or supplier will be present, and the employee may accept only the ticket to the event and any meals and entertainment served or provided in conjunction with the event. In the event that an employee is offered or receives something of value beyond what is authorized in this Code of Ethics, the employee must promptly disclose such fact to the Code of Ethics Officer.

An employee must report to the Code of Ethics Officer any potential bequest in excess of $200 to the employee under the will or trust instrument of a customer, vendor or supplier of the Bank, whether or not the Bank is the fiduciary named under such instrument, unless the customer, vendor, or supplier is a member of the employee's immediate family. Bequests in excess of $200 shall be subject to the written approval of the employee's immediate supervisor and the Code of Ethics Officer.

In certain circumstances, Bank employees are prohibited from accessing or viewing personal information of Bank customers or consumers, from sharing non-public information about Bank customers or consumers with unaffiliated third parties, and from marketing to Bank customers or prospective customers. For specific information about customer privacy requirements, see the Bank's Privacy Policy.

All directors, officers and employees are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. Directors, officers and employees should remain aware that the improper handling of personal finances could undermine their personal as well as the institution's credibility and that a precarious financial position could be thought to influence actions or judgments made for the institution. Directors, officers or employees who encounter personal financial problems are encouraged to obtain counseling. Managers who are aware of individuals having difficulty in managing personal finances should report this information immediately to the Code of Ethics Officer. All directors, officers and employees should refer to the Bank's Human Resources policies for additional guidance.

LENDING

All directors, officers, and employees of the Company and its subsidiaries, including Carver Federal, are subject to the provisions of Regulation O of the Federal Reserve Board of Governors with regard to all extensions of credit from the Company's subsidiaries.

As a matter of policy, the Bank avoids making loans where personal considerations may affect either the exercise of prudent credit judgment or our ability to employ normal collection techniques. As an example, caution should be exercised in making loans to close relatives of directors, officers and employees since such loans can become embarrassing to handle in view of the personal relationships. Also, we must scrupulously avoid a situation in which a loan might be made to a borrower for the purpose of financing the purchase of an automobile or other asset from a director, officer or employee of the Bank. A loan officer entirely removed from any ownership or other personal interest may make these loans only under genuine "arms-length" conditions. Under no circumstances may a loan officer make a loan to his or her relatives or business associates. Loan applications from close friends should normally be passed to another officer of the Bank for processing.

The Bank adheres strictly to the provisions of Section 563.43 of the Office of Thrift Supervision Regulations (the "OTS Regulations") covering restrictions on loans and other investments involving "affiliated persons".

Loans to directors as well as loans to any direct relation (i.e., child, spouse, etc.) of a director must have prior Board of Directors approval. Board approval requires a majority affirmative vote of the Board with the affected member abstaining from discussion and voting. Such approvals will be made a matter of record in the minutes of the meeting.

Unless otherwise permitted by a resolution adopted by the Board of Directors with respect to certain loans to directors, officers or employees, the rates, terms, and conditions must be similar to those offered to borrowers in like circumstances but without an affiliation status. The terms, rates, and conditions must be consistent with those being charged borrowers who have no direct connection with the Bank, unless otherwise permitted pursuant to the resolution adopted by the Board of Directors. Underwriting and documentation standards shall be the same as for any other customer. For specific information about loans to directors, officers and employees, see the Bank's Lending Policy.

The Bank shall adhere to Section 563.93 of the OTS Regulations as to total loans to one borrower. The ability to repay all the loans in the aggregate must be considered. The Bank will place a strict interpretation on the intent of the OTS Regulations pertaining to "common sources of repayment". No loan shall be granted when the ability to meet the required payments are not clearly evident.


HOLDING OFFICE/APPOINTMENTS

The written approval of the Board of Directors, or the Board's designee(s), and the Code of Ethics Officer, is needed before an officer or employee may become a director, officer, or partner of any business organized for profit. If such service is on behalf of the Bank, the director, officer, or employee must turn over all compensation received for such service to the Bank other than reimbursement of out-of-pocket expenses.

Directors,   officers,   and  employees  are   encouraged  to   participate   in
organizations that are involved in charitable, educational, or community activities, and no approval is needed for involvement with such organizations.

Directors, officers, and employees are encouraged to participate in civic and political activities. A director, officer, or employee may hold a part-time elective or appointive office and may participate in political campaigns provided written approval of the Board of Directors, or the Board's designee, and the Code of Ethics Officer is obtained. Full disclosure of the time involved and the compensation to be received must be included with the request for approval. In most cases when a director, officer, or employee seeks or is appointed to a political office, he or she must obtain an opinion from the political entity's legal counsel stating that the candidacy is not prohibited and that the election or appointment will not bar the political entity from doing business with the Bank.

Employees must avoid appointments, including fiduciary appointments, which may conflict with the performance of their duties for the Bank or otherwise interfere with their employment relationship with the Bank. The employee's supervisor and the Code of Ethics Officer must approve all fiduciary and other appointments, except those on behalf of the employee's immediate family members, prior to the employee's acceptance of the appointment.

If, prior to the next certification period, the employee's responsibilities within the Bank change, the employee must repeat any required approval process, even though the employee's former manager approved the position/appointment.


INTERNAL ACCOUNTING AND DISCLOSURE CONTROLS

It is the legal responsibility of the Bank to develop and maintain systems of internal accounting and disclosure controls that permit the preparation of its financial statements and disclosures in accordance with applicable laws, rules, and accounting principles, including the full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Bank.

No one shall, directly or indirectly, knowingly falsify or cause to be falsified any book, record or account of the Bank or knowingly disclose any false or misleading information about the Bank. This includes expense accounts, approval of invoices submitted by vendors, records of transactions with customers, records of disposition of Company assets, records of consumers, records submitted in accordance with the Company's Expense Reimbursement Policy, or any other record regardless of whether it is financial in nature.

Any director, officer, or employee who becomes aware, directly or indirectly, of inadequate accounting or disclosure controls, a failure of controls, or a circumvention of controls, that transactions or other items are improperly recorded on the Bank's books or records, or that disclosures made or to be made by the Company are false or misleading must promptly report the situation to the Bank's Chief Auditor or the Code of Ethics Officer.

INTERNET AND EMAIL USAGE

All users (employees, consultants, contract workers or other Bank agents) ("Persons") are personally responsible for ensuring that the Bank's technology is used for business purposes. Email and access to the Internet is NOT intended for use for personal reasons, to promote the interest of any particular employee organization or group, or for illegal or unethical activities that would jeopardize the legitimate interest of the Bank.

The term Occasional Personal Use is used throughout the policies and procedures of the Bank. It shall be applied only in the context of using Personal Productivity Tools, Electronic Communication Tools and office automation technology. Personal Productivity Tools and Electronic Communications Tools include (but are not limited to) the Microsoft Office Suite, telephone access, Internet access, e-mail, and office automation technology (e.g. copy machines, calculators). Furthermore, specific guidelines and restrictions are defined within the specific standards for the usage of the Bank's e-mail and Internet capabilities. Banking Applications and services (as defined in Section IV. D. Banking Applications Control of the Bank's Information Security End User Standards) are prohibited from Occasional Personal Use under all circumstances by all Persons. Occasional Personal Use is permitted during non-working time periods, provided that such use otherwise conforms to the permissible uses and limitations set forth in the Bank's policies and this Code of Ethics. Such Occasional Personal Use must not hinder or interfere in any manner with the performance of the duties and other responsibilities of any Person's position and duties performed for the Bank. This is a privilege and Persons are expected to exercise appropriate discretion and judgment when using the Bank's technology for Occasional Personal Use. Occasional Personal Use will be monitored and appropriate disciplinary actions will be administered for abuse of these privileges.


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Examples of use that is  prohibited  would  include,  but not be limited to, the following:

        1. Communicating material for personal gain or use (e.g., apartment rental, sales of goods and services, outside employment, or nonbank related business activities, etc.)

        2. Viewing, exchanging, or initiating pornography, slurs, epithets or other material that is disparaging or offensive based on race, color, national origin, sex, sexual orientation, age, disability, religious or political beliefs, or any individual's status in any protected group or class.

        3. Attempting to download, copy store or transmit material that may violate copyright or licensee restrictions or is offensive, defamatory, obscene or discriminatory.

        4. Degrading, criticizing or impugning the motives or ethics of other companies, individuals, or groups, including our competitors.

        5. Disseminating information regarding matters of concern to employee organizations or unions (bulletin boards for posting bulletins and notices and materials issued by employee organizations are provided for this purpose).

        6. Engaging in any activity of a political nature (e.g. to campaign, solicit signatures on petitions, solicit political contributions, etc.)

TRADING IN COMPANY STOCK

No one shall buy, sell, donate, or otherwise participate in a transaction involving Company stock while in possession of information concerning the Company which has not been released to the general public but which when released may have an impact on the market price of Company stock. Directors and officers are prohibited from transacting in Company stock except during safe harbor periods as defined by the Securities and Exchange Commission ("SEC"). Any transactions during the safe harbor must be communicated to the Bank's General Counsel for possible disclosure of insider trading activities with the SEC. For further information regarding transactions in Company stock, directors, officers and other employees are encouraged to review the Statement of Company Policy Regarding Confidential Information and Stock and Securities Trading by
Directors, Officers and Employees. Questions concerning the propriety of participating in a Company stock transaction should be directed to the Bank's General Counsel.

TRADING IN THE STOCK OF BANK CUSTOMERS, SUPPLIERS, OR VENDORS

Customer Securities. No employee may knowingly invest in the securities of a customer of the Bank if (a) the employee (i) participates in, (ii) is expected to participate in, or (iii) is responsible for, extensions of credit to the customer or (b) the customer's securities are publicly traded and the employee has nonpublic information concerning the customer at the time of the proposed investment. In no case may the employee invest in the customer's securities until after making disclosure of the proposed investment to the Board of Directors, to the person approving the transaction with the customer, and to the Code of Ethics Officer.

Supplier or Vendor Securities. No employee may knowingly invest in the securities of a supplier or vendor if (a) the employee (i) participates in, (ii) is expected to participate in, or (iii) is responsible for, decisions involving business transactions with the supplier or vendor, or (b) the securities are publicly traded and the employee has nonpublic information about the supplier or vendor at the time of the proposed investment. If an employee has an existing investment in the securities of a supplier or vendor of the Bank and such employee participates or is expected to participate in or is responsible for decisions involving business transactions with the vendor or supplier, the employee shall promptly disclose the investment to his or her immediate supervisor and the Code of Ethics Officer and shall refrain from further participation in such decisions unless expressly authorized in writing by his or her immediate supervisor and the Code of Ethics Officer. An employee may make an insubstantial investment in the publicly traded securities of a supplier or vendor even though such employee participates or is expected to participate in or is responsible for decisions involving the supplier or vendor if the employee obtains the prior approval of the employee's immediate supervisor and the Code of Ethics Officer.

COMPLIANCE

Each director, officer and employee of the Bank shall act on the Bank's behalf in a manner that complies with all laws and regulations under which the Bank must operate. (As an example, the Bank is required to report large cash transactions and certain types of monetary instruments as a means of preventing crimes such as money laundering and tax evasion. See the Bank's policy and procedure on the Bank Secrecy Act.) Any employee who becomes aware, either directly or indirectly, of a Bank employee's violation of a law involving a breach of trust must report the violation promptly to the Bank's Chief Auditor.

If a director, officer or employee becomes aware of or suspects embezzlement, false entries in the Bank's records, false statements to the Bank's regulators, false statements by customers or consumers (where the director, officer or employee knows that the statement is false or has reason to inquire as to its falseness), or any fraud or potential fraud, or other criminal violation involving the Bank, its employees or customers, such director, officer or employee must immediately contact the Bank's Security Officer or Chief Auditor.

A director, officer or employee who is convicted of a crime, including a crime involving a breach of trust or a crime classified as a felony, or who becomes subject to a suspension or removal order by a bank regulatory agency, must report the event to the employee's immediate supervisor, in the case of an employee or officer, or the Chairman of the Finance and Audit Committee of the Board of Directors, in the case of a director, and the Code of Ethics Officer.

SUPERVISION

It is the responsibility of each supervisor to train and supervise employees so that they are able to perform their job in a competent manner and in conformity with the Bank's policies, including this Code of Ethics. When assigning responsibilities to an employee, it is the supervisor's responsibility to ensure that the employee has demonstrated the capability to discharge the assigned responsibility in conformity with this Code of Ethics. It is also the supervisor's responsibility to ensure that all employee questions concerning the operation and requirements of this Code of Ethics are fully addressed and understood by each employee. Whenever an employee violates this Code of Ethics, the adequacy of such employee's training and supervision will be reviewed.

ADMINISTRATION

        1. The Bank shall appoint a Code of Ethics Officer who will be responsible for the administration of this Code of Ethics. Questions on this Code of Ethics should be referred to an employee's supervisor or the Code of Ethics Officer. With approval of this policy, the Chief Auditor is hereby appointed the Code of Ethics Officer.



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        2.    Whenever this Code of Ethics requires disclosure or approval, directors, officers or employees shall promptly make a written report with a full account of the circumstances to the Finance and Audit Committee of the Board of Directors or their supervisor, as applicable, and the Code of Ethics Officer.

        3. The Code of Ethics Officer will document the resolution of any known Code of Ethics violations or any outside economic interest of directors, officers, and employees and notify the Finance and Audit Committee of the Board of Directors (who will in turn notify the Board of Directors) at the next scheduled meeting.

        4. Anyone wishing to communicate known or suspected violations of the Code of Ethics directly to the Bank's Finance and Audit Committee of the Board of Directors may do so by contacting the Bank's Compliance Line at 1-800-399-2305 or by forwarding written correspondence, marked "CONFIDENTIAL," to the address below. Contact may be made anonymously and will remain confidential to the extent possible to fully investigate allegations:

                           Chairman of the Finance and Audit Committee
                           C/O Carver Bancorp, Inc.
                           75 W. 125th St., 4TH Floor
                           New York, NY 10027

        5. New directors, officers and employees shall either receive a printed copy or be directed to review an electronic version of this Code of Ethics as a part of their orientation.

        6. All supervisors are responsible for reviewing this Code of Ethics with their subordinates each time a new edition of the Code of Ethics is published.

        7. All directors, officers and employees must promptly complete and return an annual acknowledgement of receipt and compliance with this Code of Ethics.

        8. All directors, officers, and employees must disclose in the annual acknowledgement, loans and other financial transactions with the Bank. In addition, not less than annually, directors and executive officers must submit an accurate Directors and Officers Questionnaire for inclusion in the SEC Form 10K, including disclosure of outside economic interests.

        9. Each director, officer and employee is responsible for reporting to the Code of Ethics Officer any activity that may violate the Code of Ethics, whether the activity involves the director, officer or employee or another director, officer or employee. Reporting the activity will not subject the individual to discipline absent a knowingly false report.

        10. The Code of Ethics is part of the Bank's personnel policies so that employees who violate the Code of Ethics are subject to the disciplinary measures set forth in those policies up to and including termination.

        11. The Code of Ethics Officer shall provide a quarterly report to the OTS Regional Director, describing all matters arising under the Code of Ethics during the quarter and the resolution thereof.

        12. The Bank prohibits retaliation against any individual who reports an actual or suspected violation of the Code of Ethics or participates in an investigation of such violation. Reporting actual or suspected violations will not subject the individual to discipline absent a knowingly false report. Retaliation against an individual for reporting violations or for participating in an investigation of a violation is a serious violation of this Code of Ethics and, like a Code of Ethics violation itself, may be subject to disciplinary action, up to and including termination.

The Bank, acting by and through its Board of Directors, shall have the sole and absolute discretionary authority to administer and approve any deviation from this Code of Ethics. The Board of Directors shall appoint a non-management member of the Board to be responsible for maintaining or overseeing the maintenance of all records, including the receipt and retention of annual acknowledgements and confidential correspondence regarding violations of this Code of Ethics regarding the matters governed by this Code of Ethics.

Employees should feel free to contact the Code of Ethics Officer for related communications on this Code of Ethics or to seek guidance on the procedures to be followed with regard to reporting items under this Code of Ethics.

Each of the Carver Bancorp, Inc. and Carver Federal Savings Bank Board of Directors adopts this Code of Ethics via resolution as of February 22, 2005.



Re-approved: February 07, 2006

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



EXHIBIT A

                             CARVER BANCORP, INC. &
                           CARVER FEDERAL SAVINGS BANK



CODE OF ETHICS ACKNOWLEDGMENT


I hereby acknowledge that I have received a copy of the Code of Ethics (the "Code") of Carver Bancorp, Inc., Carver Federal Savings Bank and all associated affiliates (collectively, "Bank") updated February 22, 2005; and that I have read and understand the Code and will abide by the provisions thereof. Additionally, I have checked the box below and provided information that appropriately reflects my current compliance with the Code:

_______ I am not in violation of the Bank's Code nor am I aware of any such activities.

_______ I am required to disclose activities related to the Bank's Code as follows:

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Signature: ___________________________________

Name: ______________________________________

Title/Position: ________________________________

Date: ________________




____ Initial Acknowledgment

____ Annual Acknowledgment

       FREQUENTLY ASKED CODE OF ETHICS QUESTIONS
         WHAT IS THE BANK CODE OF ETHICS?

              The Code of Ethics (the "Code") is a compilation of basic principles of conduct for which you, as a Bank employee, are responsible. These principles are the basic values upon which the Bank's customers and others who deal with the Bank have come to rely: integrity and honesty in the Bank's provision of financial services.



              As a Bank employee, it is your responsibility to familiarize yourself with the Code's requirements and to follow those requirements. This question/answer section is only a summary of the Code's provisions. Make certain to read the entire Code and understand its provisions. Very simply, however, you must avoid the following:


SELF-INTEREST.

     o    Engaging  in  outside   employment,   which  may  conflict   with  the
          performance of your duties or the Bank's interests.

     o Soliciting or accepting anything of other than nominal value in connection with the performance of your duties.

     o Purchasing property from the Bank through repossession or foreclosure or without proper approval either directly or indirectly.

     o    Engaging in excessive speculation, borrowing, or gambling.

     o Investing in the securities of a current or prospective customer, supplier, or vendor of the Bank if the securities are publicly traded and you have nonpublic information about the entity, if you participate in credit decisions involving a customer, if you participate in business decisions involving a supplier or vendor, or unless you make prior disclosure of your investment in a customer with which you have a non-credit business relationship.

     o Buying or selling Carver Bancorp, Inc. stock based upon nonpublic information.



GIFTS

     o You may not accept cash gifts in any amount and you may not accept other gifts or entertainment, which exceed in the aggregate $200 in value from any one individual/entity in any one calendar year without approval from your immediate supervisor and the Code of Ethics Officer.



HOLDING OFFICE/APPOINTMENTS

     o Without prior approval, you may not become a director, officer, or partner of any business organized for profit.

     o You are encouraged to participate in charitable, educational, and community activities.

     o You must obtain the Bank's authorization prior to holding a civic or political elective or appointive office, or participating in a political fund-raising campaign.


     Under the Bank's Code of Ethics you are responsible for reporting any activity, which may be in violation of the Code, whether that activity involves you or another the Bank employee. See also Question 21.


IF I HAVE A CODE QUESTION, WITH WHOM DO I SPEAK?

Initially contact your immediate supervisor. If you desire to speak to someone other than your supervisor, contact the Bank's Code of Ethics Officer at (212) 360-8844.

I HAVE BECOME AWARE OF A SITUATION INVOLVING SEVERAL CO-EMPLOYEES THAT I BELIEVE VIOLATES THE CODE, BUT I AM NOT CERTAIN. I DO NOT FEEL COMFORTABLE REPORTING THIS SITUATION TO MY CODE OF ETHICS OFFICER OR THE BANK'S AUDITOR BECAUSE I AM NOT CERTAIN I KNOW ALL THE CIRCUMSTANCES INVOLVED IN THE SITUATION, AND I DO NOT WANT TO "CAUSE TROUBLE." WHAT SHOULD I DO?

The Bank has several options for communicating "possible" Code violations as follows:

The Carver Compliance Line was established to provide you with a confidential mechanism to talk with an ethics professional regarding possible violations. All calls will be kept anonymous to the extent that you desire your confidentiality to be maintained. Posters have been placed in all Company locations with information on the Compliance Line including the contact number of 1-800-399-2305.

A suggestion box located in the break room on C level of the Main Office. To report a "possible" Code violation without necessarily revealing your identity or the identity of the parties involved, you can document your knowledge and seal the document in an envelope addressed to the "Code of Ethics Officer". Human Resource personnel responsible for accessing the suggestion box will deliver any sealed envelopes to the Code of Ethics Officer immediately for review/follow-up.

Alternatively, you may forward correspondence marked "CONFIDENTIAL" directly to the Bank's Finance and Audit Committee at:

        Chairman of the Finance and Audit Committee
        C/O Carver Bancorp, Inc.
        75 W. 125th St.
        New York, NY  10027

I READ IN THE CODE THAT IF I AM CONVICTED OF A CRIME, I MUST REPORT THIS FACT TO THE CODE OF ETHICS OFFICER. WHAT CRIMES ARE INCLUDED? WHAT ABOUT TRAFFIC VIOLATIONS?

While there is no absolute definition of what constitutes a reportable crime, those offenses involving a breach of trust, such as embezzlement, passing bad checks, theft, fraud, shoplifting, robbery, misrepresentation, and falsifying records, or any offense classified as a felony offense must be reported to the Code of Ethics Officer. Minor traffic violations such as parking or speeding tickets when no one was injured need not be reported. If you are not certain whether a criminal conviction involved or constituted breach of trust, you should review the matter with the Code of Ethics Officer.

MAY I SERVE AS A DIRECTOR, OFFICER, OR PARTNER OF A FOR-PROFIT ENTITY? DO I NEED TO OBTAIN ANY SPECIFIC APPROVAL?

Under the Code, you are prohibited from becoming a director, officer, or partner of any business organized for profit unless you have obtained the prior written approval of the Board (or the Board's designee) and the Code of Ethics Officer. You should discuss the position with your supervisor and the Code of Ethics Officer to determine whether it would involve a prohibited conflict. If permissible, the Code of Ethics Officer will help you seek formal approval.

MAY I SERVE AS A DIRECTOR OR OFFICER OF A NON-PROFIT OR CHARITABLE ORGANIZATION WITHOUT OBTAINING SPECIFIC APPROVAL?

Bank employees are encouraged to participate in organizations that are involved in charitable, educational or community activities and no approval is needed for your involvement with such activities.

IF A CUSTOMER GIVES ME A CHRISTMAS CARD CONTAINING MONEY, MUST I REPORT IT? CAN I KEEP THE MONEY?

The Code specifically prohibits an employee's acceptance of any cash gift. Unless on your own initiative you immediately return the money, your receipt of the gift of money must be reported immediately to your supervisor and the Code of Ethics Officer who will determine whether the gift should be returned to the customer or, if appropriate, donated to charity. You cannot keep the money.

IF A CUSTOMER OR VENDOR GIVES ME A PAIR OF GLOVES WORTH LESS THAN $200 AS A CHRISTMAS PRESENT, MUST I REPORT THE GIFT? CAN I KEEP THE GIFT?

Gifts of nominal value may be accepted, but the value of any gifts from a customer/vendor may not exceed in the aggregate $200 in any one calendar year. You may, therefore, keep your Christmas gift of gloves (assuming that the gloves, plus any other gifts to you from such supplier/vendor in the past year are worth $200 or less), but you may wish to report your receipt of this gift to the Code of Ethics Officer to avoid misunderstandings.

IF A SUPPLIER OR VENDOR FOR THE BANK OFFERS ME A DISCOUNT OR REDUCTION IN PRICE FOR HIS OR HER GOODS OR SERVICES, MAY I ACCEPT THE DISCOUNT? MUST I REPORT THE DISCOUNT?

Reductions in the price of goods or discounts by a the Bank supplier that are not generally available to others are treated as gifts, and are subject to the $200 limitation and reporting requirements of the Code. Discuss questionable discounts and price reductions with the Code of Ethics Officer.

An employee may not solicit any gift or let any gift affect the employee's judgment concerning the Bank's business even if the gift otherwise is permitted by the Code.


MAY I ACCEPT A DINNER INVITATION OR TICKETS TO A SPORTS FUNCTION FROM A BANK CUSTOMER? MUST I REPORT IT?

To facilitate the discussion of Bank business, foster good business relationships, or serve some other demonstrable business purpose, reasonable entertainment may be engaged in between a the Bank employee and a current or prospective customer, supplier, or vendor. In general, no approval is necessary if the entertainment's value is $200 or less or if the customer, supplier, or vendor is present at the event. If the customer, supplier or vendor will not be present at the event and if the value exceeds $200, you must first obtain the approval of your supervisor and the Code of Ethics Officer. Prior approval is required for all out-of-town sporting or other social events even if the customer, vendor or supplier will be present. In that case, the employee may accept only the ticket to the event and any meals and entertainment served or provided in conjunction with the event. Payment of transportation to the event, lodging for the event and meals not directly provided in conjunction with the event may not be accepted or expensed. If in doubt about an invitation, seek approval. (In many cases the adverse consequences of a conflict of interest can be eliminated by disclosure.)

A VENDOR HAS INVITED ME TO AN OUT-OF-TOWN SEMINAR WHERE ENTERTAINMENT WILL ALSO OCCUR. DO THE RESTRICTIONS APPLICABLE TO OUT-OF-TOWN SOCIAL EVENTS CONTROL THIS SITUATION?

Sometimes it is unclear whether an event is a social or business event. There may be instances in which business discussions occur at the site of an event whose purpose is still primarily social. Factors that will be utilized to determine whether the event is social rather than business are the site of the event (i.e. whether it occurs at a resort or at a site where business is generally conducted) and the types of expense payments being offered by the third party. Entertainment and invitations to spouses indicate that the purpose of the event is social. Payment of expenses similar to those for which the Bank will reimburse its own employees indicates that the event is business in nature. Determination of the appropriateness of the event is a factual inquiry and is to be made by requesting the approval of the employee's immediate supervisor and Code of Ethics Officer.

EACH YEAR I RECEIVE FROM A CUSTOMER A GIFT OR ENTERTAINMENT IN EXCESS OF THE $200 LIMITATION. I HAVE RECEIVED THE PROPER AUTHORIZATION UNDER THE CODE AND REPORTED SUCH OCCURRENCE. MUST I REPORT THIS ANNUAL GIFT?

Although you need not secure authorization again if the initial authorization indicated that the gift or entertainment was of a continuing nature, you must still report this annual occurrence each time you certify your compliance with the Code.

I HAVE BEEN ASKED TO RUN FOR CITY COUNCIL. MAY I RUN? NEED I ADVISE ANYONE AT THE BANK?

The Bank fully encourages your civic participation and community involvement and concern. We accordingly support your holding of a part-time elective or appointed office if there is no conflict of interest. Prior to running for any office or position, however, you must first provide the Code of Ethics Officer with a full disclosure of information concerning the office or position in question and, in most cases, an opinion from the political entity's legal counsel stating that your candidacy is not prohibited and that your election or appointment will not bar the political entity from doing business with the Bank. In addition, you must have the written approval of your immediate supervisor and Code of Ethics Officer prior to your accepting any political office.

I UNDERSTAND THAT THE BANK REGULARLY SELLS REAL ESTATE OWNED. MAY I, OR ONE OF MY FAMILY MEMBERS, PURCHASE FORECLOSED REAL ESTATE BEING SOLD BY THE BANK?

No. Property obtained by a Bank subsidiary through foreclosure or repossession may not be purchased by any the Bank employee or any member of an employee's immediate family. In addition, the Bank's Code of Ethics limits the sale of any Bank property to its employees. These prohibitions include sales to your family members as well. Therefore as a general rule, you may not purchase any Bank or subsidiary property subject to sale, whether through repossession, foreclosure, or as a result of replacement.

AS PART OF MY JOB, I AM ABLE TO OBTAIN INFORMATION NOT AVAILABLE TO THE PUBLIC CONCERNING THE FINANCIAL CONDITION OF FIRMS/COMPANIES THAT BORROW MONEY FROM THE BANK. I WOULD LIKE TO MAKE AN INVESTMENT IN SOME OF THESE FIRMS/COMPANIES. MAY I?

The Bank's Code of Ethics strictly prohibits the use of nonpublic information regarding the Bank, its employees, customers, or suppliers. Such information is confidential and employees may neither disclose such information nor use it for trading in securities or for other personal gain.

Customer information obtained through your position at the Bank is confidential information that you are strictly prohibited from using for your own personal investments. Similarly, you are absolutely prohibited from buying or selling Carver Bancorp, Inc. stock based upon nonpublic information that you have obtained through your employment at the Bank, as well as stocks of other entities that are possibly subject to purchase by the Bank. Hence, you cannot make your proposed investment.

I AM A BRANCH MANAGER AND SEVERAL OF MY CUSTOMERS ARE PUBLICLY TRADED COMPANIES. IT HAS BEEN SUGGESTED THAT I INVEST IN THE STOCK OF ONE OF THE COMPANIES BY MY CONTACT AT THE COMPANY. I HAVE NO INSIDE INFORMATION ABOUT THE COMPANY. MAY I INVEST?

You may not invest in your customer's securities even though you have no inside information about the company. You may not do so because no employee may invest in the securities of a the Bank customer if the employee participates in or is expected to participate in or is responsible for extensions of credit to the customer.

WHAT ARE MY RESPONSIBILITIES WITH RESPECT TO BUSINESS INFORMATION AT THE BANK?

Non-public information (such as processes, programs, software, customer lists, and business information and plans) about the Bank or its businesses, employees, customers, or suppliers is confidential and belongs to the Bank even if developed by the employee either within or outside of the employee's area of responsibility. This information may not be used or disclosed by an employee except in connection with the employee's job responsibilities and documents and data relating to the information must be returned to the Bank when the employee terminates employment.

I AM THINKING ABOUT SELLING REAL ESTATE WITH AN AREA REAL ESTATE COMPANY ON A PART-TIME BASIS. I WORK FOR THE BANK AS A CUSTOMER SERVICE REPRESENTATIVE, AND I THINK MY CUSTOMER SERVICE EXPERTISE WILL REALLY HELP ME SELL HOUSES. IS THERE A PROBLEM WITH WORKING PART-TIME? MUST I REPORT MY PLANS TO THE BANK?

As a Bank employee, you are prohibited from engaging in employment that may conflict with the Bank's interests or which in any way interferes with the performance of your job duties. As an employee of the Bank, you are also strictly prohibited from working for a competitor financial institution (e.g. another bank, savings and loan or mortgage company), and you may not use confidential information for your own personal gain. As a real estate agent/broker and an employee of the Bank, you would be placed in constant conflict of interest situations because of the buyers' need to secure financing and your employment relationship with the Bank; therefore, you may not engage in such real estate sales activity.

If you have a real estate sales or broker's license, it must be placed in an inactive status.



Before engaging in any part-time work, including sole proprietorships, you should review what duties your part-time job will entail with your immediate supervisor and the Code of Ethics Officer to ensure that you will not be in violation of your responsibilities under the Code. As a general rule or guide, you may not perform on a part-time basis any function that you perform as a Bank employee. For example, you may not do consulting work that is similar to the duties you perform for the Bank. Additionally, if you work part-time for a temporary agency in addition to your Bank position, you may not accept agency assignments at competing financial institutions, even if the job function to be performed is totally different from your job function at the Bank.

AS A CUSTOMER SERVICE REPRESENTATIVE FOR MANY YEARS, I HAVE GOTTEN TO KNOW MANY OF THE BANK'S CUSTOMERS WHOM I SERVE. OCCASIONALLY, I AM ASKED BY CUSTOMERS TO SERVE AS THE EXECUTOR FOR THEIR ESTATES AT THEIR DEATH. MAY I?

No. As the executor of an estate, you are in a fiduciary relationship to the estate, which may conflict with your duties and obligations as a Bank employee. Additionally, as a the Bank employee, any problems, claims, or liability resulting from your role as the executor of a customer's estate may subject the Bank to the same claims and liability due to the Bank's relationship as your employer. However, your acting in a fiduciary capacity for a member of your immediate family is permitted.

WHAT ARE MY RESPONSIBILITIES WITH RESPECT TO THE BANK'S ELECTRONIC MESSAGE COMMUNICATIONS SYSTEMS?

Misuse of the Bank's electronic message communications systems is prohibited and may result in corrective action up to and including termination. Misuse includes accessing or distributing pornographic or other distasteful information or materials containing offensive, sexually explicit or harassing language, sending chain letters, or conducting excessive personal business. See the Bank's Computer and E-Mail Usage Policy for a complete discussion of what constitutes a misuse of the Bank's electronic message communications systems.

AM I RESPONSIBLE FOR REPORTING POSSIBLE CODE VIOLATIONS?

As a the Bank employee, you are responsible for reporting to the Code of Ethics Officer any activity that you suspect may be in violation of the Code's requirements--whether the activity involves you or another the Bank employee. Reporting what you regard as a questionable activity will not subject you to any repercussions with regard to your job, unless you know your report is false. You may call the ComplianceLine at 1-800-399-2305, use the drop box in the break room of C level of the Main Office, or forward written correspondence to the Chairman of the Finance and Audit Committee to anonymously report a suspected Code violation. While some employees may consider reporting on another the Bank employee as inappropriate, the importance of honesty and integrity among the Bank employees and its impact on the Bank and the general public to whom the Bank provides financial services cannot be stressed enough. Anyone who violates the Code potentially hurts not only the Bank but also everyone employed by the Bank.


AS AN EMPLOYEE OF THE BANK, I PARTICIPATE IN A SALES INCENTIVE PLAN. I SUSPECT THAT MY LAST INCENTIVE PAYMENT IS MORE THAN THE AMOUNT I HAVE EARNED. SHOULD I IGNORE THE DISCREPANCY AND PRESUME THAT IT WILL EVENTUALLY BE CORRECTED?

No. You should inform your manager and the administrator of your incentive plan. If the matter is not resolved, you should notify the Code of Ethics Officer. Any breakdown of internal controls should be resolved or reported to the Bank's Chief Auditor.

WHAT ARE THE PENALTIES IF I VIOLATE THE CODE OF ETHICS?

The Code is part of the Bank's personnel policies and is therefore subject to the disciplinary procedures set forth in those policies. Violation of the Code will subject you to disciplinary action up to and including termination.

I AM CONCERNED THAT OTHERS IN THE BANK WILL FIND OUT THAT I REPORTED A VIOLATION OF THE CODE OF ETHICS AND THAT THERE WILL BE REPERCUSSIONS TO ME FOR MY REPORT.

The Code of Ethics strictly prohibits any employer from retaliating against an officer, director, or employee who reports or causes to report an actual or suspected activity as defined by the Code. Additionally, the Code requires that you have the option to remain anonymous should you choose and that the information you supply to the Bank remain confidential to the extent possible to fully investigate the allegation. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.